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EXHIBIT 11

SARA LEE CORPORATION AND SUBSIDIARIES
Computation of Net Income per Common Share
(in millions, except per share data)

	FOR THE PERIODS ENDED JANUARY 1, 2000
	THIRTEEN WEEKS ENDED		TWENTY-SIX WEEKS ENDED
	Basic	Diluted	Basic	Diluted
EARNINGS:
Net income	$389	$389	$647	$647
Less: Dividends on Preferred Stock, net of tax benefits	(3)	—	(6)	—
Adjustment attributable to conversion of ESOP Convertible Preferred Stock	—	(1)	—	(1)

Net Income Available for Common Stockholders	$386	$388	$641	$646

SHARES:
Weighted Average Shares Outstanding	886	886	884	884
Add: Common Stock Equivalents—
ESOP Convertible Preferred Stock	—	28	—	28
Stock Options	—	6	—	6
Restricted Stock and Other	—	4	—	4

Adjusted Weighted Average Shares Outstanding	886	924	884	922

NET INCOME PER COMMON SHARE	$0.44	$0.42	$0.73	$0.70

EXHIBIT 11
(continued)

SARA LEE CORPORATION AND SUBSIDIARIES
Computation of Net Income per Common Share
(in millions, except per share data)

	FOR THE PERIODS ENDED DECEMBER 26, 1998
	THIRTEEN WEEKS ENDED		TWENTY-SIX WEEKS ENDED
	Basic	Diluted	Basic	Diluted
EARNINGS:
Net income	$322	$322	$660	$660
Less: Dividends on Preferred Stock, net of tax benefits	(3)	—	(6)	—
Adjustment attributable to conversion of ESOP Convertible Preferred Stock	—	(1)	—	(2)

Net Income Available for Common Stockholders	$319	$321	$654	$658

SHARES:
Weighted Average Shares Outstanding	908	908	910	910
Add: Common Stock Equivalents—
ESOP Convertible Preferred Stock	—	30	—	30
Stock Options	—	13	—	12
Restricted Stock and Other	—	4	—	4

Adjusted Weighted Average Shares Outstanding	908	955	910	956

NET INCOME PER COMMON SHARE	$0.35	$0.34	$0.72	$0.69

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SARA LEE CORPORATION AND SUBSIDIARIES Computation of Net Income per Common Share (in millions, except per share data)
SARA LEE CORPORATION AND SUBSIDIARIES Computation of Net Income per Common Share (in millions, except per share data)